EXHIBIT 10.1

January 15, 2008

Dr. Juergen Gromer
Im Tiefen Weg 44
64625 Bensheim
Federal Republic of Germany

  Re:
  Consulting Agreement

Dear Juergen:

        Tyco Electronics Ltd. (the "Company") would like to retain your services on a consulting basis after your retirement from active employment on December 31, 2007. The consulting arrangement will be in addition to your role with the Company as a non-employee director. You and I have discussed the nature of the consulting arrangement and the purpose of this letter agreement is to document our understanding.

        Term. The consulting arrangement will begin on January 15, 2008 and end on December 31, 2008.

        Either you or the Company may terminate the arrangement at any time on sixty (60) days' written notice to the other party. However, either party may immediately terminate the arrangement if the other party is in material breach of its obligations under this agreement and such party has failed to remedy the breach within a reasonable period after receiving notice from the terminating party.

        Services. During the term of this arrangement, you will make yourself available to me on a reasonable basis to provide assistance at client meetings, industry trade shows and such other customer relationship activities as I deem necessary and appropriate.

        While performing your services under this agreement, you will be acting as an independent contractor and you will not hold yourself out as an officer, employee, agent, or principal of the Company. You also acknowledge that, as a result of the services provided under this agreement, you will not be entitled to, nor shall you make any claim for, any benefits afforded to Company's employees including, without limitation, workers' compensation, disability insurance, stock options, pension benefits, vacation or sick pay.

        Consulting Fees. As remuneration for your services, we will pay you a monthly consulting fee equal to EUR11,340. The Company will reimburse you for all reasonable out-of-pocket travel and other expenses incurred in connection with your performance of the services hereunder. Travel and other expenses will be reimbursed in accordance with the Company's Travel Expense Reimbursement Policy.

        You will be directly responsible for all costs of your self-employment, including without limitation any federal, local or social tax payments due as a result of the remuneration paid to you hereunder.

        Effect of Other Agreements. You and the Company acknowledge that, effective January 1, 2008, you will become a non-employee director of the Company and you will be entitled to remuneration for such services. In addition, you and the Company are parties to a Retirement and Separation Agreement dated April 11, 2007 (the "Separation Agreement") under which you are entitled to receive various payments and benefits, and you may also be entitled to receive benefits under Company benefit plans arrangements on account of your employment with the Company prior to January 1, 2008. Nothing in this Agreement is intended to supersede or affect your rights or obligations as a non-employee director of the Company, or your rights or obligations under the Separation Agreement or any Company benefit plan or arrangement.

        Board Approval. The terms of your consulting arrangement, as reflected in this Agreement, are subject to the approval of the Board of Directors of the Company. This Agreement has no force or effect until approved by the Board.

        Governing Law. This agreement will be governed by Bermuda law.

        If the terms and conditions of this agreement are acceptable to you, please countersign the agreement where noted below and return one original copy to Jane.

Regards,

/s/ Thomas J. Lynch

Thomas J. Lynch
Chief Executive Officer
Tyco Electronics Ltd.

Accepted this 15th day of January, 2008.

/s/ Juergen W. Gromer Juergen W. Gromer